Issuer Free Writing Prospectus

Relating to Preliminary Prospectus dated June 2, 2014

Filed Pursuant to Rule 433

Registration Statement No. 333–196058

June 4, 2014

This free writing prospectus relates to the public offering of common stock (the “Offering”) by Marrone Bio Innovations, Inc. (the “Company”) and a selling stockholder, and it should be read together with the preliminary prospectus, dated June 2, 2014, relating to the Offering (the “Preliminary Prospectus”). A copy of the Preliminary Prospectus included in Amendment No.  1 to the Registration Statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1441693/000119312514220803/d699683ds1a.htm.

In the Preliminary Prospectus, the Company notes that it expects to receive a $10.0 million loan, to be used to expand capacity at its Michigan manufacturing facility, subject to receipt of a USDA guarantee for the financing and completion of related bank documentation. On June 4, 2014, the Company learned that the USDA guarantee has been approved, and the loan is now only subject to completion of the related bank documentation.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the prospectus related to the offering can be obtained from Jefferies LLC, Equity Syndicate Prospectus Department, at 520 Madison Avenue, New York, New York, 10022, or by calling (877) 547-6340, or by emailing Prospectus_Department@Jefferies.com, and from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, by calling (800) 747-3924 or by emailing prospectus@pjc.com.